AMENDMENT NO. 6 TO FUND PARTICIPATION AGREEMENT

	THIS AMENDMENT NO. 6 TO FUND PARTICIPATION AGREEMENT is made as of this ____ day of June, 2005 by and between SYMETRA LIFE INSURANCE COMPANY
(the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

	                           RECITALS

	WHEREAS, the Company and the Distributor are parties to a certain
Fund Participation Agreement dated December 19, 1995, as amended on June 26, 1997, September 12, 1997, February 22, 2002, April 29, 2003 and March 28,
2005 (the "Agreement") whereby shares of the Funds were made available to serve as investment funding options for the Contracts;

	WHEREAS, effective July 15, 2005, the Company will have a new address;

	WHEREAS, the Company desires to gather performance and fund data using a third party;

	WHEREAS, the Company and the Distributor wish to supplement the Agreement as provided herein;

	NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

	1.	Effective July 15, 2005, all Notices made pursuant to Section 17.
Notices shall be made to the following address:

			Symetra Life Insurance Company
			Legal Department
			777 108th Ave NE
			Bellevue, WA 98004

	2.	Performance and Portfolio Information.  The Company may utilize
Morningstar, Inc., or another comparable third party investment company analyst, to gather quarterly performance and portfolio information used in marketing shares of the Funds as underlying investment media to Contract Owners rather than obtaining such information from the Distributor. The Distributor will not verify the performance and/or portfolio information prior to its use by Company. Fund names and additional disclosure will still be provided to the Distributor for review in accordance with Section 7(g) of the Agreement. If Company desires to change the third party providing this service, Company will request written authorization from Distributor before making such change.

	3.	Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment No. 6 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 6 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 6, the parties hereby confirm and ratify the Agreement.
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	4.	Counterparts.	This Amendment No. 6 may be executed in two or
more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

	5.	Full Force and Effect.  Except as expressly supplemented,
amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

	IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the date first above written.

SYMETRA LIFE INSURANCE COMPANY			AMERICAN CENTURY
						INVESTMENT SERVICES, INC.

By: ____________________________		By:_______________________
    Name:   Scott L. Bartholomaus		   Name:
    Title:   	 Vice President			   Title: